Exhibit 99.1
ARIAD Reports Fourth Quarter and Year-End 2006 Results
and Provides Update On AP23573 Partnering
Company Announces Equity Financing Commitment
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Feb. 15, 2007—ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced consolidated financial results for the quarter and the year ended December 31, 2006. The Company also announced that it has secured an equity financing commitment from Azimuth Opportunity Ltd. for up to $50 million of the Company’s common stock, which the Company may utilize from time to time over the next 18 months.
“We are currently negotiating detailed terms with multiple pharmaceutical companies for a partnership to develop and commercialize AP23573 in a broad range of oncology indications. We expect to complete the partnership agreement by early second quarter 2007,” said Harvey J. Berger, M.D., chairman and chief executive officer. “The equity financing commitment from Azimuth provides us with additional control and financial flexibility to ensure that we have the resources to further our partnering and product development objectives. We will provide further comments at our Investor & Analyst Day later this morning.”
Equity Financing Commitment
The Company has entered into a common stock purchase agreement with Azimuth Opportunity, Ltd., which provides for up to $50 million in equity financing, pursuant to which, during the 18-month term of the commitment, the Company may sell from time to time, in its sole discretion, registered shares of its common stock to Azimuth at a discount to the prevailing market price determined in accordance with the purchase agreement.
The Company will determine the timing and amount of any sales of its common stock, subject to certain conditions. Acqua Capital Management is an advisor to Azimuth Opportunity, Ltd. The Company intends to use the net proceeds from any such sales of its common stock for its operations and other general corporate purposes, including development of its oncology product candidates.
The shares of common stock are being offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on January 30, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. There shall not be any sale of these securities in any state or jurisdiction where such an offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.
Financial Highlights
For the year ended December 31, 2006, the Company reported a net loss of $61.9 million, or $0.99 per share, as compared to $55.5 million, or $0.99 per share, for the year ended December 31, 2005. For the quarter ended December 31, 2006, the Company reported a net loss of $14.4 million, or $0.22 per share, compared to a net loss of $14.5 million, or $0.23 per share, for the same period in 2005. The increase in net loss for the year was due primarily to higher expenses resulting from the Company’s NF-(kappa)B patent infringement litigation and the adoption of new accounting requirements related to stock options and other share-based payments, offset in part by lower research and development costs reflecting the later stages of certain clinical trials for the Company’s lead product candidate, AP23573.
For the year 2006, the Company reported cash used in operations of $56.0 million, in line with the guidance it had previously provided. At December 31, 2006, the Company reported cash, cash equivalents and marketable securities of $39.8 million.

Upcoming Event and Webcast
ARIAD will hold a live webcast of the Company’s Investor & Analyst Day in New York today beginning at 8 a.m. EST. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can also be accessed by dialing (800) 295-4740 (domestic) or (617) 614-3925 (international) five minutes prior to the start time and providing the passcode 89801363. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for 30 days.
Upcoming Investor Meetings
ARIAD management will present updated overviews of the Company’s progress and plans at the following investor conferences:
•	Cowen & Company 26th Annual Healthcare Conference, Boston, March 12 to 15, 2007.

•	Lehman Brothers 10th Annual Global Healthcare Conference, Miami, March 19 to 21, 2007.
About ARIAD
ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need — aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD’s lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.
Some of the matters discussed herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as “may”, “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the negotiation of detailed terms with multiple pharmaceutical companies for a partnership to develop and commercialize AP23573 for a broad range of oncology indications and our expected timing for completing such an agreement, the availability of the equity financing commitment from Azimuth Opportunity Ltd. to provide additional resources if needed and the expected use of proceeds from the sale of any shares to Azimuth, our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner’s product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner’s product candidates, risks and uncertainties related to the potential acquisition of or other strategic transaction regarding the minority stockholders’ interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company’s public filings with the Securities and Exchange Commission (SEC), including ARIAD’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, as updated from time to time in our subsequent periodic and current reports filed with the SEC. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands,
except share
and per share	Three Months Ended		Twelve Months Ended
data	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Total license revenue	$208	$242	$896	$1,217

Operating expenses:
Research and development	10,930	10,788	43,312	45,916
General and administrative	4,020	4,453	21,251	12,261

Total operating expenses	14,950	15,241	64,563	58,177

Other income, net	388	540	1,739	1,478

Net loss	$(14,354)	$(14,459)	$(61,928)	$(55,482)

Net loss per common share (basic and diluted)	$(.22)	$(.23)	$(.99)	$(.99)

Weighted average number of shares of common stock outstanding (basic and diluted)	64,657,450	61,651,664	62,679,807	56,283,948

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	December	December
	31,	31,
	2006	2005
	(Unaudited)
Cash, cash equivalents and marketable securities	$39,804	$81,516
Total assets	$51,043	$96,174
Working capital	$25,859	$65,971
Total liabilities	$20,781	$24,796
Stockholders’ equity	$30,262	$71,378
CONTACT: Investors:
Edward Fitzgerald, 617-621-2345
or
Media:
Pure Communications
Andrea Johnston, 910-681-1088
SOURCE: ARIAD Pharmaceuticals, Inc.